Exhibit 2.2

AGREEMENT OF SALE AND PURCHASE

BETWEEN

WILDCAT MOUNTAIN SKI AREA, INC.,
a New Hampshire corporation,

MEADOW GREEN-WILDCAT SKILIFT CORP.,
a New Hampshire corporation

AND

MEADOW GREEN — WILDCAT CORP.,
a New Hampshire corporation

(Collectively “SELLER”)

AND

WC ACQUISITION CORP.,
a New Hampshire corporation

(“PURCHASER”)

For the Sale and Purchase

of

Wildcat Mountain Ski Area (Pinkham Notch, Jackson, New Hampshire)

Randall F. Cooper, Esq.	David L. Jones
Cooper Cargill Chant	Helfrey, Neiers & Jones, P.C.
2935 White Mountain Highway	120 South Central Avenue, Suite 1500
North Conway, NH 03860	St. Louis, Missouri 63105
Telephone: (603) 356-5439	Telephone: (314) 725-9100
Facsimile: (603)356-7975	Facsimile: (314) 725-5754

Counsel to Seller	Counsel to Purchaser

*               These exhibits have been omitted from Exhibit 10.16 pursuant to Item 601(b)(2) of Regulation S-K. We will promptly furnish a copy of such exhibits to the Securities and Exchange Commission upon request.

**        These schedules have been omitted from Exhibit 10.16 pursuant to Item 601(b)(2) of Regulation S-K. We will promptly furnish a copy of such schedules to the Securities and Exchange Commission upon request. A description of each schedule is included at the end of Exhibit 10.16.

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (the “Agreement”) is made and entered into as of the Effective Date by and between WILDCAT MOUNTAIN SKI AREA, INC., a New Hampshire corporation, MEADOW GREEN — WILDCAT SKILIFT CORP., a New Hampshire corporation, and MEADOW GREEN — WILDCAT CORP., a New Hampshire corporation (collectively “Seller”), and WC ACQUISITION CORP., a New Hampshire corporation (“Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties” and each of the Parties is sometimes singularly referred to herein as a “Party.”

WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, the Property consists of a ski resort, commonly known as Wildcat Mountain Ski Area (“Wildcat”); and

WHEREAS, Seller desires to sell and Purchaser desires to purchase fee simple title to the Property (as hereinafter defined) and, all in accordance with, and subject to, the terms set forth herein; and

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

“1986 Lifetime Season Passes” shall mean those passes issued, or promised to be issued, as a result of the Purchase and Sale Agreement entered into between Wildcat Mountain Corporation, a New Hampshire corporation, and Meadow Green-Wildcat Corp., a New Hampshire corporation on the 22nd day of July, 1986.

“Applicable Notices” shall mean any reports, notices of violation, or notices of compliance issued in connection with any Permits.

“Bill of Sale” shall mean a bill or bills of sale in substantially the same form as Exhibit A, attached hereto and made a part hereof, and sufficient to transfer to Purchaser all Personal Property.

“Business Agreements” shall mean any leases, contract rights, rights as a lender under loan agreements or mortgagee under mortgages, easements, covenants, restrictions or other agreements or instruments affecting all or a portion of the Property, to the extent the same are assignable by Seller.

“Business Day(s)” shall mean calendar days other than Saturdays, Sundays and days on which banking institutions in the City of New York are authorized by law to close.

“Claim” shall mean any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

“Closing” shall mean the consummation of the sale and purchase of the Property provided for herein, to be held at the offices of the Title Company, or such other place as the Parties may mutually agree.

“Closing Certificate” shall mean a certificate or certificates in substantially the same form as Exhibit B-1 and Exhibit B-2, attached hereto and made a part hereof, wherein Seller and Purchaser, respectively, shall represent that the representations and warranties of Seller and Purchaser, respectively, contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

“Closing Date” shall mean five (5) days after the Purchaser receives approval by the United States Forest Service of a permit to operate the Wildcat Ski Area. The Parties shall use their best efforts to close by December 1, 2010. Purchaser shall use its best efforts to submit all filings with the United States Forest Service on or before November 1, 2010.

“Due Diligence Materials” shall mean the information to be provided by Seller to Purchaser pursuant to the provisions of Section 4.1 hereof.

“Effective Date” shall mean October 20, 2010.

“Engineering Documents” shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect’s reports or certificates, feasibility studies, appraisals, and other similar plans and studies in the possession or control of Seller that relate to the Real Property or the Personal Property. Without limiting the generality of the foregoing, Engineering Documents shall include the Plans and Specifications.

“Environmental Report” shall mean a Phase I environmental survey and assessment in conformance with ASTM standards, dated prior to the Effective Date, prepared by a firm of licensed engineers, familiar with the identification of toxic and hazardous substances, reasonably acceptable to Purchaser, together with responses or further evaluations investigations and assessments as deemed necessary by Purchaser in response to the results or findings of such Phase I environmental survey and assessment or the Investigations.

“Excluded Personal Property” shall mean all those items of tangible and intangible personal property described on Exhibit C, attached hereto and made a part hereof.

“Fixtures” shall mean all equipment, lifts, vertical transportation equipment, snow generation equipment, water lines, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with, and permanently affixed to or incorporated into, the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the definition of Personal Property and Excluded Personal Property.

“Guaranty” shall mean the guaranty to be executed by Peak Resorts, Inc., a Missouri corporation and delivered at Closing, in substantially the same form as Exhibit D, attached hereto and made a part hereof.

“Hazardous Materials” shall mean (a) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601 et seq., or by the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq., all as now and hereafter amended; (b) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6902 et seq., as now and hereafter amended; (c) any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances with the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substances or materials, all as now and hereafter amended; (d) petroleum including crude oil or any fraction thereof; (e) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. § 2011 et seq., as now and hereafter amended; (f) asbestos in any form or condition; and (g) polychlorinated biphenyl (“PCBs”) or substances or compounds containing PCBs.

“Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions or industrial hygiene, including, without limitation, RCRA, CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes and ordinances and the regulations, orders or decrees now or hereafter promulgated thereunder.

“Improvements” shall mean all buildings, improvements, structures and Fixtures now or on the Closing Date located on the Real Property, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called “infrastructure” improvements.

“Intangible Property” shall mean all Permits, Business Agreements and other intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Property, including all water rights and reservations, rights to use the trade name applicable to the Property, described on Exhibit E hereof, and zoning rights related to the Real Property, or any part thereof, to the extent the same are assignable by Seller; provided, however, “Intangible Property” shall not include the general corporate trademarks, tradenames except as set forth above, service marks, logos or insignia or the books and records of Seller, Seller’s accounts receivable and Seller’s business and operating licenses for the facilities on the Real Property.

“Knowledge” shall mean actual knowledge of Seller or Purchaser, as the case may be, at the time the representation is made or deemed to have been made with no affirmative duty of inquiry or investigation.

“Laws” shall mean all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety and disabled or handicapped persons.

“Land” shall mean the real property identified in the Ski Term Special Use Permit between United States Forest Service, White Mountain National Forest and Meadow Green Wildcat Corporation for Wildcat Ski Area attached hereto and made a part hereof, and any substitutions therefore, together with all of Seller’s rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereunto belonging, and Seller’s right, title and interest in and to any easements, right-of-way, rights of ingress or egress or other interests in, on or under any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

“Mortgage, Security Agreement, Fixture Filing, and Assignment of Rents” shall mean a document in substantially the same form as Exhibit I, attached hereto and made a part hereof.

“Permits” shall mean all permits, licenses (but excluding Seller’s business and operating licenses), approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property, to the extent the same are assignable by Seller. As used herein, “quasi-governmental” shall include the providers of all utility services to the Property.

“Personal Property” shall mean all Intangible Property, Warranties, and Engineering Documents, and all those items of tangible personal property described on Exhibit F, attached hereto and made a part hereof, or equal or better replacements therefore, other than the Fixtures and the Excluded Personal Property, now or on the Closing Date owned by Seller and used in connection with the operation of Wildcat Ski Area (specifically excluding personal property owned by employees of Seller).

“Plans and Specifications” shall mean the drawings, plans specifications, blueprints, and engineering, architectural and other reports relating to the construction of the Improvements on the Property, as submitted to, and approved by, Purchaser prior to the expiration of the Review Period.

“Promissory Note” shall mean the Promissory Note in the amount of Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000.00) as set forth on Exhibit G.

“Property” shall mean, collectively, the Real Property, the Personal Property and any substitutions therefore.

“Purchase Price” shall mean the aggregate purchase price for the Property in an amount equal to Five Million Dollars ($5,000,000.00) as adjusted herein.

“Real Property” shall mean the Land, the Improvements, the Fixtures.

“Review Period” shall mean a period ending on November 15, 2010 or as extended by mutual agreement of the Parties.

“Search Reports” shall mean reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located and in the State in which the principal office of Seller is located, which searches shall reflect that the Property is encumbered by liens or security interests which will be released on or before the Closing. The Search Reports shall be updated, at Seller’s expense, at or within ten (10) days prior to Closing.

“Seller’s Operating and Service Agreements” shall mean all management, service and operating agreements and contracts entered into by Seller with respect to the Property, including, but not limited to, agreements and contracts relating to maintenance and repair at the Property, refuse service agreements, pest control service agreements, landscaping agreements, parking lot maintenance agreements, and snow removal contracts.

“Site Plan” a site plan of the Land which has been reviewed and approved by Purchaser showing the location of any other buildings and improvements constructed or to be constructed, if known, within the Land by any person or entity.

“Taxes” shall mean all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” shall mean all returns and reports, information returns, or payee statements (including elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Title Company” shall mean Wadleigh, Starr & Peters, P.L.L.C.

“Tramway Authorities” shall mean the New Hampshire Passenger Tramway Board.

“Warranties” shall mean all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, including all warranties and guaranties of the Improvements and Personal Property by general contractors, subcontractors, suppliers and manufacturers which Seller now holds or under which Seller is the beneficiary, to the extent the same are assignable by Seller.

ARTICLE II.

AGREEMENTS TO SELL AND PURCHASE,
AGREEMENT REGARDING RIGHT TO PURCHASE

2.1 Agreement to Sell and Purchase Property. On the Closing Date, subject to the performance by the Parties of the terms and provisions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, the Property, for the Purchase Price therefore and subject to the terms and conditions of this Agreement.

ARTICLE III.

PURCHASE PRICE

3.1 Payment of Purchase Price. The purchase price for the Property shall be the Purchase Price, payable as follows: (a) an earnest money deposit (the “Deposit”) in the amount of Fifty Thousand Dollars ($50,000.00) shall be deposited upon execution of this Agreement in the insured trust or escrow account of the Title Company as part of the consideration of the sale subject to the terms and conditions of this Agreement; (b) an additional amount of Four Hundred Fifty Thousand Dollars ($450,000.00) to be paid in immediately available funds at Closing, adjusted at Closing for prorations, closing costs and other agreed expenses; and (c) the delivery of the Promissory Note to the Seller at Closing. On or before the Closing, the Parties shall agree on an allocation of the Purchase Price as between the Fixtures and the Improvements for the Property. Purchaser shall be entitled to all interest earned on the Deposit. If Purchaser terminates this Agreement pursuant to a right expressly granted herein the Deposit and all interest earned thereon, shall be promptly refunded to Purchaser.

3.2 Adjustments. Thirty (30) days after Closing, the Purchaser’s CPA, with review by the Seller’s CPA, shall prepare a calculation of additional payment to be made by either the Purchaser or the Seller based upon the following calculation factors:

The Purchaser shall be charged with the following amounts:

(a) the purchase price of the food and beverage inventory, said purchase price determined by Seller’s cost, which items will be conveyed by Seller to Purchaser at Closing;

(b) the purchase price of the inventory in the retail shops (such item as are mutually agreed upon by Purchaser and Seller), said purchase price determined by Seller’s cost, which items shall be conveyed by Seller to Purchaser at Closing;

c) the purchase price of the fuel on hand, said purchase price to be determined by Seller’s cost, which fuel shall be conveyed by Seller to Purchaser at Closing; and

(d) all the necessary and customary expenses to operate the Wildcat Mountain Ski Area subsequent to October 23, 2010, except:

(i)             expenses relating to the period prior to October 23, 2010; and

(ii)          any real or personal property taxes subsequent to October 23, 2010 and prior to closing, whether actual or accrued. This will be adjusted as of the Closing date.

The Seller shall be charged with the following amounts outstanding as of the Closing date:

(a) proceeds from the sale of season passes for the 2010-2011 ski season at Wildcat Mountain Ski Area; and

(b) proceeds from the sale of gift certificates issued by Wildcat Mountain Ski Area.

If the amount charged to Purchaser exceeds the amount charged to Seller, then Purchaser shall pay Seller such difference forty (40) days after Closing. If the amount charged to Seller exceeds the amount charged to Purchaser, then Seller shall pay Purchaser such difference forty (40) days after closing.

ARTICLE IV.

ITEMS TO BE FURNISHED TO PURCHASER BY SELLER

4.1 Due Diligence Materials. Seller shall deliver to Purchaser, at Purchaser’s address, for its review and/or copying, the following items respecting the Land and the Property:

(a) True, correct, complete and legible copies of any leases affecting the Property and all Business Agreements, Warranties, Permits, Applicable Notices, Engineering Documents and Seller’s Operating and Service Agreements (the terms Business Agreements, Warranties, Permits, and Engineering Documents shall include all agreements, documents and instruments otherwise included within such definitions, whether or not the same are assignable by Seller);

(b) True, correct, complete and legible copies of tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current and the two prior calendar years, if available;

(c) True, correct, complete and legible listing of all Fixtures, Personal Property and Excluded Personal Property, including a current depreciation schedule;

(d) True, correct, complete and legible copies of all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property or certificates setting forth all coverages and deductibles with respect thereto, if any;

(e) True, correct, complete and legible copies of all instruments evidencing, governing, or securing the payment of any loans secured by the Property or related thereto;

(f) True, correct, complete and legible copies of any and all environmental studies or impact reports relating to the Property, and any approvals, conditions, orders or declarations issued by any governmental authority relating thereto (such studies and reports shall include, but not be limited to, reports indicating whether the Property is or has been contaminated by Hazardous Materials and whether the Property is in compliance with the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable);

(g) True, correct, complete and legible copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might materially affect the Property or the use and operation of the Property, together with summaries and such other more detailed information as Purchaser may reasonably request with respect to any other pending litigation or claim the outcome of which might materially affect Seller or materially affect the Property;

(h) Survey (if any), Environmental Report, Site Plan and Search Reports within ten (10) days after the Effective Date;

(i) True, correct, complete and legible copies of any and all operating statements for the Property and such other records of the business, financial condition and operation of the Property as Purchaser, in its sole discretion, deems necessary or appropriate.

4.2 Due Diligence Review. During the Review Period, Purchaser shall have the right and opportunity to review the Due Diligence Materials delivered or made available by Seller to Purchaser pursuant to the provisions of Section 4.1 above. By consummating the sale and purchase provided herein at Closing, Purchaser shall be deemed to have accepted and approved the Due Diligence Materials with respect to the Property purchased at the Closing.

4.3 Investigations. During the Review Period, Purchaser and its agents and designees shall, upon reasonable notice to Seller, have the right and opportunity to examine the Property for the purpose of inspecting the same and making tests, inquiries and examinations (collectively the “Investigations”). During the Review Period, Purchaser and its accountants, agents and designees shall have the right and opportunity of access to such books, records and documents of Seller relating to the Property as may be necessary for the purpose of examining the same, and Seller shall cause its directors, employees, accountants and other agents and representatives to cooperate fully with Purchaser in connection with such examination. By consummating the sale and purchase provided herein, Purchaser shall be deemed to have acknowledged that it has and/or had complete and unrestricted access to the Business Records, Property, and Seller’s accounting records for the purpose of conducting its due diligence examinations and that it is satisfied with the results of those investigations.

ARTICLE V.

REPRESENTATIONS, WARRANTEES, COVENANTS AND AGREEMENTS

5.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser as follows (to the extent applicable to the Property and as the context requires considering the physical character, current status of development and Seller’s current use of the Property):

(a) Seller has and at Closing will have, and will convey, transfer and assign to Purchaser, good and marketable right and fee simple title to the Property, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments, claims and any other matters affecting title or use of the Property whatsoever.

(b) Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to convey the Property fully and completely to Purchaser at the Closing of the Property. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and is qualified to do business in the state in which the Property is located. The consummation of the transactions contemplated herein does not require the further approval of Seller’s partners or members or any third party. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, Seller’s bylaws, operating agreement or certificate or articles of organization, any indenture, agreement, instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound; and does not constitute a violation of any Laws, order, rule or regulation applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property. Notwithstanding the preceding sentence,

Seller represents that at Closing, Seller’s lender or lenders shall release any and all liens encumbering any or all of the Property. This Agreement constitutes the legal, valid and binding obligations of Seller enforceable against such party in accordance with its perspective terms.

(c) Except as set forth in Schedule 5.1(c) and except for compliance with any applicable requirements of the United States Forest Service (the “USFS”), no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by Seller in connection with the due execution and delivery by the Seller of this Agreement and the consummation by such Persons of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement.

(d) Except as set forth in Schedule 5.1(d), no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller or any action taken by any such Person. Seller is responsible for payment of 100% of the Broker’s commission payable in connection with this Agreement.

(e) Except as set forth in Schedule 5.1(e), there are no adverse parties in possession of the Property or of any part thereof. Seller has not granted to any party any license, lease or other right relating to the use or possession of the Property.

(f) Schedule 5.1(f) sets forth as of the date hereof a description of each insurance policy (the “Insurance Policies”) of Seller. Except as noted on Schedule 5.1(f) and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since January 1, 2010, Seller has been fully insured for worker’s compensation claims. Seller has not received any notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to Seller or materially increase the premiums thereunder beyond such premiums currently in effect.

(g) Schedule 5.1(g) sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

(h) Except as set forth in Schedule 5.1(h)(1), the Seller has in full force and effect all material approvals necessary for the operation of the business of the Seller as presently conducted. Since January 1, 2010, except as set forth on Schedule 5.1(h)(2), the Seller has been in substantial compliance with the terms of each approval and have not received written notice of any material default under any such approval. Except as set forth on Schedule 5.1(h)(3), to the Knowledge of the Seller, no suspension or cancellation of any such approval is threatened and there is no basis for believing that any such approval will not be renewable upon expiration. To the Knowledge of the Seller, Schedule 5.1(h)(4) sets forth a list of all material approvals required for the operation of the business of the Seller as presently conducted.

(i) Seller has no Knowledge of any pending or contemplated condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof, nor has received any written notice that any such proceeding or charge is contemplated.

(j) To Seller’s Knowledge all Improvements (including all utilities) have been, or as of the Closing will be, substantially completed and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable and are transferable to Purchaser without additional cost. Permanent certificates of occupancy, all licenses, Permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been, or as of the Closing will be, issued for the Improvements and for all operations conducted thereon, and, as of the Closing, where required, all of the same will be in full force and effect.

(k) To Seller’s Knowledge the existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the current and contemplated utility needs of the Property. All utilities required for the operation of the Improvements enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will, upon consummation of the transactions contemplated herein, inure to the benefit of Purchaser. All approvals, licenses and permits required for said utilities have been obtained and are in full force and effect. All of said utilities are installed and operating, or will be, and all installation and connection charges have been or will be paid in full as of the Closing.

(l) To Seller’s Knowledge the location, construction, occupancy, operation and use of the Property (including any Improvements) does not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), including without limitation any applicable laws with respect to the Laws and standards of any Tramway Authorities, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof. All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the conduct of the business of Seller as presently conducted are located on the U.S. Forest Service property which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable. Seller, to its Knowledge, is currently conducting, and has at all times since January 1, 2000, conducted its business in compliance in all material respects with all applicable laws.

(m) Seller does not have Knowledge of any structural defects in any of the buildings or other Improvements constituting the Property. The Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Property and all facilities and equipment relating thereto will, as of the Closing, be in substantially the same condition as existed on the Effective Date. No part of the Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied written requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

(n) No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property that might provide the basis for a mechanic’s, materialmen’s or other lien against the Property or any portion thereof, and all amounts due for such work and material shall have been paid and all discharged to Purchaser’s satisfaction as of the Closing.

(o) Except as set forth on Schedule 5.1 (o) there exist no service contracts, management or other agreements applicable to the Property to which Seller is a party or otherwise known to Seller which are not otherwise terminable by Seller upon thirty (30) days notice.

(p) Seller is not in default in any manner which would result in a material adverse effect on Seller or the Property under the Business Agreements or Seller’s Operating and Service Agreements or any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof, and, to Seller’s Knowledge no other party to any of the foregoing is in material default thereunder.

(q) There are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. All judicial proceedings concerning the Property will be finally dismissed and terminated prior to Closing, excluding lawsuits in which Seller is involved in its ordinary course of business. Seller herby covenants and agrees to indemnify and hold Purchaser harmless from and against any and all Claims (including reasonable attorneys’ fees) arising out of or relating to any lawsuits or other proceedings in which Seller is involved which lawsuits involve or relate to the Property.

(r) The Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements); and all approvals necessary therefore have been obtained. No fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situation on the Property.

(s) (i) Except as set forth on Schedule 5.1(s)(i), the Seller is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(ii) There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending or, to the Knowledge of the Seller, threatened against or affecting the Seller, and there have been no such events or actions since January 1, 2010.

(t) Schedule 5.1(t) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee, former employee, consultant, former consultant, director or former director of Seller has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by either Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability). To the extent Seller sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(u) Schedule 5.1(u) lists all property (the “U.S. Forest Service Properties”) subject to the permit issued to Seller by the U.S. Forest Service on October 22, 1986, as amended, (the “U.S. Forest Service Permits”). The U.S. Forest Service Permits are the principal Approvals required by the USFS for the operation of the business of the Seller as presently conducted. The Seller has made available to the Purchaser or its Representatives, prior to the date hereof, true and complete copies of the U.S. Forest Service Permits and each of such U.S. Forest Service Permits is in full force and effect. Seller has not received any notice of default under or violation of the terms and conditions of any U.S. Forest Service Permit, and the Seller has no Knowledge that the USFS has any intention of amending, revoking or otherwise altering the terms or conditions of any U.S. Forest Service Permit (nor has the Seller requested any amendment or alteration of the terms and conditions of any U.S. Forest Service Permit), or any portion thereof, or the application thereof to Seller’s operations. Seller is not engaged in any ongoing dispute or disagreement with the USFS over the interpretation or application of any term or condition of any U.S. Forest Service Permit. Seller has no Knowledge of any third-party permitee or commercial operator operating within the areas permitted to Seller under any U.S. Forest Service Permit.

(v) Except as set forth on Schedule 5.1(v), there are no outstanding options or rights of first refusal to purchase or lease the Property or any portion thereof or interest therein, other than rights running in favor of either Seller and its Subsidiaries, and the Property is free from agreements creating any obligation on the part of any Person to sell, lease or grant a third party option to sell or lease.

(w) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or, to Seller’s Knowledge, pending or threatened against Seller or the Property.

(x) Except as set forth on Schedule 5.1(x), to Seller’s Knowledge no Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property by Seller or to Seller’s Knowledge by any third party. No activity has been undertaken on the Property by Seller or, to Seller’s Knowledge, by any third party which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of RCRA, or any Hazardous Materials Law, (ii) a release or threatened release of Hazardous Materials from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law or (iii) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law. No activity has been undertaken with respect to the Property by Seller or, to Seller’s Knowledge, any third party which would cause a violation or support a claim under RCRA, CERCLA, SARA or any other Hazardous Materials Law. No investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to the Property, nor, to Seller’s Knowledge, is any of the foregoing threatened. No written notice has been received by Seller from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources. Seller has not obtained and, to Seller’s Knowledge, is not required to obtain, and Seller has no Knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Law.

(y) The Property includes all items of property, tangible and intangible, currently used by Seller in connection with operation of the Property, other than the Excluded Personal Property, Seller’s Operating and Service Agreements, and property expressly excluded from the definition of Property, and the exclusion of such items from the Property to be conveyed to Purchaser will not have any material adverse affect upon Purchaser’s ownership or leasing of such Property following the Closing.

i.                  (z) Attached hereto as Schedule 5.1(z) are copies of the balance sheets of the Seller as of December 31, 2007, 2008, 2009 and the related statements of income and cash flows for the years then ended compiled by George J. McDonald, CPA, Darmody, Merlino & Co. LLP, (collectively, the “Financial Statements”). Except as set forth on Schedule 5.1(z), the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the financial condition and results of operations of the Seller, as applicable, as of the respective dates thereof and for the respective periods covered thereby, and (iii) have been prepared from and are in accordance with, the books and records of the Seller. All Financial Statements accurately reflect all Affiliate Transactions.

(aa) (i) All material Tax Returns required to be filed by or with respect to Seller on or before the date hereof have been properly prepared and timely filed. All such Tax Returns were correct and complete in all material respects. All material Tax Returns required to be filed by or with respect to Seller after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations. All material Taxes due and payable by Seller (whether or not shown on a Tax return) have been paid. All material Taxes that Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements.

(ii) There are no material Liens for Taxes upon the assets or properties of Seller, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

(iii) There are no special assessments or charges which have been levied, and with respect to which Seller has received written notice, against the Property that are not reflected on the tax bills issued with respect thereto.

(bb) Seller has not, to its Knowledge, failed to disclose anything of a material nature with respect to the Due Diligence Materials.

(cc) Except as set forth in Schedule 5.1(cc), Seller is not a party to:

(i) any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2010-2011 ski season and which are not terminable by Seller on 30 days or less notice without penalty to Seller, or which contain exclusivity arrangements which will be binding upon Seller following the Closing;

(ii) any agreement pursuant to which Seller would be required to pay severance to any director, officer, employee or consultant;

(iii) any material agreement with another person or entity limiting or restricting the ability of Seller to enter into or engage in any market or line of business;

(iv) any material brokerage agreements;

(v) any agreements for the sale of any of the assets of Seller other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

(vi) any agreement relating to the acquisition by Seller of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(vii) any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness;

(viii) any material agreements (other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of Seller trademarks, tradenames and the like in connection with promotional activities) (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of Seller, or permitting other Persons, to use or register any Intellectual Property of the applicable Company;

(ix) any material agreements under which Seller has made advances or loans to any entity or individual (which shall not include advances made to an employee of Seller in the ordinary course of business consistent with past practice); or

(x) except for agreements described in Schedule 5.1(cc), any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made to or from Seller in excess of $100,000 per year.

Each of the contracts to which Seller is a party and which is required to be set forth on Schedule 5.1(cc) (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to the Purchaser prior to the date hereof is in full force and effect and is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). With respect to each Material Contract, Seller to its Knowledge, nor any other party, is in material breach of violation of, or default under, any such Material Contract, and no event has occurred, is pending or, to the Knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Seller or, to the Knowledge of Seller, any other party under such Material Contract.

(dd) (i) Schedule 5.1(dd)(i) sets forth a true, correct, and complete list of all U.S. and foreign (a) issued Patents and Patent applications, (b) Trademark registrations and applications, (c) copyright registrations and applications, and (d) Software, in each case which is owned by Seller. The Seller, as set forth on Schedule 5.1(dd), is the sole and exclusive beneficial and record owner of each of the Intellectual Property items set forth on Schedule 5.1(dd), and to the Knowledge of Seller all such Intellectual Property is subsisting, valid and enforceable. There are no actions that must be taken within 90 days from the date of this

Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting or renewing any rights in such registered or applied for Intellectual Property.

(ii) Except as set forth on Schedule 5.1(dd)(ii):

(a) Seller , to its Knowledge, owns, or has valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, Seller’s business;

(b) the conduct of Seller’s business (including the products and services of such Seller) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three years against Seller or, to the Knowledge of Seller, any other Person;

(c) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to Seller, and no such claims have been asserted or threatened against any Person by either Company or, to the Knowledge of Seller, any other Person, in the past three years;

(d) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of Seller as currently conducted; and

(e) Seller has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by Seller in the conduct of Seller’s business. No claims have been asserted or, to the Knowledge of Seller, threatened against Seller alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by Seller in the conduct of Seller’s business. Seller takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

(ee) Water Rights. Except as set forth in Schedule 5.1(ee), Seller has all water rights, riparian rights, appropriative rights, water allocations, water stock, water supply contracts, water disbursal rights, water discharge rights and water collection rights necessary for the collection, use, distribution, discharge, and disbursal of water and for the continued snowmaking, irrigation, domestic and commercial uses of Seller’s Business, and operation of Seller’s Business in accordance with its operation as of the date of this Agreement.

(ff) Lifetime Season Passes. Except as set forth in Schedule 5.1(ff), there are no lifetime season passes.

5.2 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing with respect to the Property or the earlier termination of this Agreement:

(a) Seller shall: (i) operate the Property in the ordinary course of Seller’s business and in substantially the same manner as currently operated; and (ii) fully maintain and repair the Improvements, the Fixtures, and the Personal Property in good condition and repair.

(b) Seller shall maintain in full force and effect fire and extended coverage insurance insuring the Property at its full replacement value and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in commercially reasonable amounts.

(c) Seller shall pay when due all bills and expenses of the Property. Seller shall not enter into or assume any new Business Agreements with regard to the Property, without the prior written consent of Purchaser, other than those entered into in the normal course of business.

(d) Seller shall not create or permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof, without the prior written consent of Purchaser.

(e) Seller will pay, as and when due, all interest and principal and all other charges payable under any indebtedness of Seller secured by the Property from the date hereof until Closing, and will not suffer or permit any default or, amend or modify the documents evidencing or securing any such secured indebtedness without the prior consent of Purchaser.

(f) Seller will give to Purchaser, its attorneys, accountants and other representatives, during normal business hours and as often as may be reasonably requested, access to all books, records and files relating to the Property so long as the same does not unreasonably interfere with Seller’s business operations.

(g) Seller will not amend or modify the terms of any Business Agreement without the prior written consent of Purchaser.

(h) Seller shall not remove, nor permit any other person to remove, any Personal Property or Fixtures from the Land or Improvements without replacing same with substantially similar items of equal or greater value and repairing the damage, in any, to the Property as a result of such removal.

(i) During the pendency of this Agreement, Seller, its members, shareholders, and agents shall not negotiate the sale or other disposition of any or all of the Property with any person or entity other than Purchaser, and shall not take any steps to initiate, consummate or document the sale or other disposition of any or all of the Property.

(j) Prior to the Closing Date, Seller agrees to notify Purchaser in writing within three (3) Business Days of any offer received by, delivered to or communicated to Seller for the purchase, sale, acquisition or other disposition of any or all of the Property.

(k) Seller shall provide such information as may be reasonably required in connection with any equity offering or financing by Purchaser, including, but not limited to, financial statements, summary financial information, operating statements regarding the Property and other information concerning Seller. Notwithstanding the foregoing, Purchaser agrees that to the extent that any such information requested of Seller is non-public information, Purchaser will not disclose such information without the consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

5.3 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Seller as follows:

(a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and is qualified to do business in the state in which the Property is located. The consummation of the transactions contemplated herein does not require the further approval of Purchaser’s shareholders, members, or any third party, except such third party approvals as Purchaser has obtained or will obtain prior to the Closing Date.

(b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not, and at the Closing will not, constitute a violation of any Laws, order, rule or regulation applicable to Purchaser of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

(c) There are no actions, suits or proceedings pending, or to the actual Knowledge of Purchaser, threatened, before or by any judicial body or any governmental authority, against Purchaser which would affect in any material respect Purchaser’s ability to proceed with the transaction contemplated by this Agreement.

(d) So long as Purchaser shall own and operate the Wildcat Mountain Ski Area, Seller shall continue a program that has been initiated by the Franchi family that provides skiing and food to 50 families of cancer patients on an annual basis for one weekend day in April.

(e) So long as Purchaser shall own and operate the Wildcat Mountain Ski Area, members of the Franchi family named on Schedule 5.3(e) shall receive lifetime skiing privileges at no cost.

ARTICLE VI.

CONDITIONS TO OBLIGATIONS

6.1 Conditions to the Purchaser’s Obligations. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing with respect to such Property (or such other time period specified below), of each of the following conditions:

(a) All of the representations and warranties of Seller set forth in this Agreement shall be true at all times prior to, at and as of, the Closing in all material respects and Seller shall deliver a Closing Certificate in substantially the same form attached hereto as Exhibit B-1 updating such representations and warranties.

(b) Seller shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

(c) Seller shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

(d) No material or substantial adverse change shall have occurred with respect to the condition, financial or otherwise, of the Seller or the Property.

(e) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing, nor shall any action or proceeding seeking any such taking be pending.

(f) Purchaser shall have completed its Investigations of the physical condition of the Property by agents or contractors selected by Purchaser and, in its sole discretion, shall have determined the results of such Investigations to be satisfactory or shall be deemed to have waived the Investigations by the expiration of the Review Period.

(g) Purchaser shall have received, in form reasonably acceptable to Purchaser and at Purchaser’s expense, an engineering report that evidences compliance by the Property with all building codes, zoning ordinances and other governmental entitlements (including, without limitation, the Americans with Disabilities Act) as necessary for the operation of the

Property for the current and intended use, including, without limitation, certificates of occupancy (or evidence of the existence thereof) and such other permits, licenses, approvals, agreements and authorizations as are required for the operation of the Property for its current and intended use.

(h) All necessary approvals, consents and the like to the validity and effectiveness of the transactions contemplated hereby have been obtained. Purchaser has reviewed the Due Diligence Materials and, in its sole discretion, shall have determined the results of such review of the Due Diligence Materials to be satisfactory.

(i) No portion of the Property shall have been destroyed by fire or casualty.

(j) No condemnation, eminent domain or similar proceedings shall have been commenced or threatened in writing with respect to any portion of the Property.

(k) All notices required under the U.S. Forest Service Permits will have been made, and any approvals required thereunder or by any applicable Law relating thereto will have been obtained. The USFS shall either have (i) approved the sale of the Assets to the Purchaser or (ii) issued to Purchaser a new permit (in contemplation of the transactions contemplated by this Agreement) for the use of applicable U.S. Forest Service Properties covering the same Real Property as covered in Seller’s U.S. Forest Service Permit and otherwise on the then current form of the USFS for such agreements. From and after the Closing Date, Seller shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchaser and it Affiliates for any and all fees under the U.S. Forest Service Permits allocable to periods ending on or before the Closing Date, including without limitation any and all such fees determined by a “close-out audit” or otherwise in connection with the issuance of a new permit by the USFS.

(l) Guarantor shall have executed and delivered the Guaranty to Purchaser.

(m) Entertainment Properties Trust (EPT) shall have consented to and approved this transaction in writing, and have consented to and approved delivery of the guaranty by Peak Resorts, Inc.

(n) Seller shall have delivered to Purchaser an Indemnity Agreement regarding the 1986 Lifetime Season Passes.

6.2 Failure of Conditions to Purchaser’s Obligations. In the event any one or more of the conditions to Purchaser’s obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing of the Property, Purchaser, at Purchaser’s option, shall be entitled to: (a) terminate this Agreement with regard to the property by giving written notice thereof to Seller, whereupon all moneys, if any, which have been delivered by Purchaser to Seller or the Title Company shall be immediately refunded to Purchaser and Purchaser shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder. Notwithstanding the foregoing, to the extent that Purchaser shall elect not to proceed to Closing hereunder with respect to the Property, Purchaser will deliver and/or destroy all of the Due Diligence Materials regarding the Property, at the direction of Seller.

6.3 Conditions to the Seller’s Obligations. If the conditions set forth in Section 6.1 of this Agreement have been satisfied, then the obligations of Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at all times prior to and as of the Closing with respect to the Property (or such other time period specified below), of each of the following conditions:

(a) All of the representations and warranties of Purchaser set forth in this Agreement shall be true at all times prior to, at and as of, the Closing in all material respects.

(b) Purchaser shall have delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

(c) Purchaser shall not be in receivership or dissolution or have made any assignment for the benefit of creditors, or admitted in writing its inability to pay its debts as they mature, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

(d) Purchaser shall have entered into an employment contract with Tom Caughey contingent upon closing of the sale under this Agreement or compensate Tom Caughey for one year salary and benefits in the event Purchaser, in its sole discretion, decides not to hire Tom Caughey.

(e) Purchaser shall execute and deliver to Seller a certificate in substantially the same form as that attached hereto as Exhibit H (Sellers Due Diligence Certificate) indicating that it has and/or had complete and unrestricted access to the Property, Business Agreements, and Seller’s accounting records for the purpose of conducting its due diligence investigations and that it is satisfied with and accepts all such investigations and reports.

6.4 Failure of Conditions to Seller’s Obligations. In the event any one or more of the conditions to Seller’s obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Seller, at Seller’s option, shall be entitled to: (a) terminate this Agreement with respect to the Property by giving written notice thereof to Purchaser; or (b) proceed to Closing hereunder.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNITY; RIGHT OF SET OFF

7.1 Survival. The representations and warranties included or provided for herein, or in the exhibits or other instruments or agreements delivered or to be delivered pursuant hereto,

shall survive the consummation of this transaction for two (2) years, provided that if at such dates no final disposition shall have been made with respect to one or more asserted claims arising out of any such representation or warranty, such representations or warranty shall continue to survive and shall remain a basis for indemnity with respect to the claims under this Agreement until the final disposition of the claim or claims.

7.2 Indemnity. After the Closing Date, the Seller shall indemnify and hold harmless Purchaser, its respective successors and assigns (the “Indemnified Parties”) against and in respect to any and all damages, deficiencies, expenses and costs (including reasonable attorneys’, accountants’ and experts’ fees), or losses resulting from any breach of any representation or warranty, set forth in Section 5.1 of this Agreement.

7.3 Indemnification Procedure.

(a) The Indemnified Party shall notify the Seller with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant hereto. Purchaser shall have the right to set-off the full amount of any damages, deficiencies, expenses and costs that have actually been incurred as of the date of the set-off (including reasonable attorneys’, accountants’ and experts’ fees) or losses arising from or relating to this Agreement, from the principal amount of the Promissory Note and to defer payments due on the Note (as set forth below) up to the amount of such set-off, provided that at least fifteen (15) days prior to effecting such set-off (or, in the case of a claim for indemnity discovered less than fifteen (15) days prior to the date any payment of interest is due on the Note, as soon as practicable after such discovery) a notice setting forth in reasonable detail the reasons for such set-off is delivered to the Seller. Any such set-off against the principal amount of the Note shall be given retroactive effect such that it shall, for all purposes (including, without limitation, the computation of interest due on the Note), be effective as a reduction of the principal amount of the Note as of the Closing Date. If a set-off against the principal amount of the Note is effected after any payments on the Note has been made, so that more payments have been paid on the Note than was due on the retroactively adjusted principal amount, Seller shall refund within fifteen (15) days to Purchaser any such excess payment (and if such excess payment is not refunded within fifteen (15) days, Purchaser may treat such amount as an additional set-off of excess payment shall be retroactive as a reduction of the principal amount of the Note provided that such set-off excess payment against the principal amount of the Note only to the payment date immediately preceding such notice of set-off). In the event any set-off against the principal of the Note is effected hereunder, Purchaser in his sole discretion, may defer the payment of any interest or principal payments that are due prior to maturity of the Note, up to the amount of such set-off, to the date the Note is scheduled to mature, at which time the deferred amounts shall be paid.

(b) With respect to any third party claim or action that could give rise to indemnity hereunder, the Indemnified Party shall afford Seller, at Seller’s expense, the opportunity to participate in the defense of such claim or action. In any such joint venture, counsel selected by the Indemnified Party shall be lead counsel and shall have the final decision on all matters relating to the defense of the claim or action; provided, however, that Seller may designate its own counsel as lead counsel in any such defense on the condition that Seller post an adequate surety bond in favor of the Indemnified Party for the amount in controversy in said defense and agree to indemnify and hold harmless the Indemnified Party with respect to any damages and/or expenses arising from or related to said defense or the underlying claim giving rise to said defense.

(c) The right of set-off against the Seller provided for herein shall not preclude the Indemnified Party from enforcing its rights to indemnify from the Seller, in any other manner, including but not limited to collection from Seller any sum previously paid to the Seller. The indemnification contained in this Agreement shall not be deemed to be the exclusive remedy of the Indemnified Party in connection with or arising from any failure by Seller to perform any of their covenants or obligations in this Agreement or in any agreements related hereto or any breach by Seller or any warranty or the inaccuracy of any representation of its contained in this Agreement, nor shall such indemnification be deemed to prejudice or to operate as a waiver of, any remedy to which the Indemnified Party may be entitled at law or equity in respect of any such failure, breach or inaccuracy.

(d) In the event that the Purchaser shall elect to set off-an amount against the Note as aforedescribed, and this set-off amount or any portion thereof, is determined by a Court of competent jurisdiction to be invalid or for a debt not owing by Sellers, then Purchaser shall pay to Seller as liquidated damages an amount equal to three (3) times the amount of set-off. The Purchaser and Seller agree that this amount is a reasonable estimate of the damages that would have been incurred by the Seller.

ARTICLE VIII.

PROVISIONS WITH RESPECT TO THE CLOSING

8.1 Seller’s Closing Obligations. At the Closing with respect to the Property, Seller shall furnish and deliver to the Purchaser, at Seller’s expense, the following:

(a) The Bill of Sale and Closing Certificate, each document being duly executed and acknowledged by Seller, where appropriate, in the state and county in which the Property is located, and acceptable to Purchaser.

(b) Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Property by any state, county, or municipal agency having jurisdiction over the Property or the transactions contemplated hereby.

(c) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase, sale and lease transaction contemplated hereby.

(d) Such other documents as are reasonably required by Purchaser to carry out the terms and provisions of this Agreement.

(e) All necessary approvals, consents, certificates to the validity and effectiveness of the transactions contemplated hereby.

8.2 Purchaser’s Closing Obligations. At the Closing with respect to the Property, Purchaser shall furnish and deliver to Seller, at Purchaser’s expense, the following:

(a) Federal Reserve, wire transfer funds or other immediately available collected funds payable to the order of Seller representing the Purchase Price due in accordance with Article 3 hereof.

(b) Executed Promissory Note substantially in the form as set forth on Exhibit G.

(c) Executed Guaranty of Peak Resorts, Inc. substantially in the form as set forth on Exhibit D.

(d) The Closing Certificate duly executed and acknowledged by Purchaser.

(e) Such instruments or documents as are necessary, or reasonably required by Seller or the Title Company, to evidence the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase, sale and lease transaction contemplated hereby.

(f) Such other documents as are reasonably required by Seller to carry out the terms and provisions of this Agreement.

(g) All necessary approvals, consents, certificates and the like to the validity and effectiveness of the transaction contemplated hereby, including, but not limited to, Purchaser’s board of directors.

(h) The Mortgage, Security Agreement, Fixture Filing, and Assignment of Rents substantially in the form as set forth on Exhibit I.

ARTICLE IX.

EXPENSES OF CLOSING

9.1 Adjustments.

(a) Except as otherwise specifically provided in Section 9.1(b) hereof, all taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, employment charges, premiums on insurance policies, rents or other normally proratable items, shall be prorated between Seller and Purchaser as of the Closing Date. Seller and Purchaser will use their best efforts so that all providers of utility services to the Property will determine and bill Purchaser for all costs incurred up to the Closing Date and will bill Purchaser for all costs incurred on and after the Closing Date.

(b) Seller shall pay all real estate taxes and current installments of assessments, of whatever kind, accruing against the Property prior to the year in which the Closing occurs. All real estate taxes, sewer rents and taxes, current installment of assessments and charges, or any other governmental tax or charge, levied or assessed against the Property for the year in which the Closing occurs (irrespective of when such taxes, assessments and charges are due and payable), including , without limitation, that year’s installment (both principal and interest) of any special assessments which are encumbrances permitted hereunder and which are due and payable in the year in which the Closing occurs, shall be prorated between Purchaser and Seller as of the Closing Date; provided, however, that any supplemental assessment of real property taxes attributable to the period prior to the Closing Date (except for any subsequent assessment for prior years due to change in land usage or ownership which shall be the responsibility of Purchaser) whether or not a lien has been assessed or a bill issued therefore on the Closing Date, shall remain Seller’s responsibility and liability. If the precise amount of taxes and assessments for the year in which the Closing occurs cannot be ascertained on the Closing Date, proration shall be computed on the basis of the taxes and assessments payable for the year preceding the year in which the Closing occurs, with readjustment to be made as soon as reasonably practicable after the actual assessed valuation and the actual rate are determined.

9.2 Closing Costs. Seller shall pay (a) Seller’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered by Seller hereunder, including without limitation, the cost of performance by Seller of these obligations hereunder; (b) all other costs and expenses which are required to be paid by Seller pursuant to other provisions of this Agreement; (c) any and all state, municipal or other documentary or transfer taxes (fifty percent payable by the Seller) payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement or any agreement or commitment described or referred to herein; and (d) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein. Purchaser shall pay (a) Purchaser’s legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Purchaser hereunder, including, without limitation, the cost of performance by Purchaser of its obligations hereunder; (b) all other costs and expenses which are required to be paid by Purchaser pursuant to other provisions of this Agreement; and (c) fifty percent of the state transfer tax payable by Purchaser in connection with this transaction. If not otherwise specifically set forth herein, Purchaser and Seller shall each be responsible for other costs in the usual and customary manner for this kind of transaction in the county where the Property is located.

ARTICLE X.

DEFAULT AND REMEDIES

10.1 Seller’s Default; Purchaser’s Remedies

(a) Seller’s Default. Seller shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Seller’s warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Seller shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement which, in either of such events, is not cured by Seller within ten (10) days following receipt by Seller of written notice of default from Purchaser.

(b) Purchaser’s Remedies. In the event Seller shall be deemed to be in default hereunder Purchaser may, at Purchaser’s sole option, do one or more of the following: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing whereupon all moneys, if any, which have been delivered by Purchaser to Seller or the Title Company shall be immediately refunded to Purchaser and Purchaser shall have no further rights or obligations hereunder; and/or (ii) enforce specific performance of this Agreement against Seller including Purchaser’s reasonable costs and attorneys’ fees and court costs in connection therewith; and/or (iii) exercise any other right or remedy Purchaser may have at law or in equity by reason of such default including, but not limited to, the recovery of reasonable attorneys’ fees and court costs incurred by Purchaser in connection herewith.

10.2 Purchaser’s Default; Seller’s Remedies.

(a) Purchaser’s Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Purchaser’s warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Purchaser shall fail to meet, comply with, or perform any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement.

(b) Seller’s Remedies. In the event that Purchaser shall be deemed to be in default hereunder, Seller may terminate this Agreement and Purchaser shall deliver to Seller all Due Diligence Materials and other information provided to Purchaser by Seller or its agents, thereafter, except as otherwise specifically set forth in this Agreement, neither Purchaser nor Seller shall have any further rights or obligations under this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.1 Right of Assignment. Neither this Agreement nor any interest herein may be assigned or transferred by either Party to any person, firm, corporation or other entity without the prior written consent of the other Party, which consent may be given or withheld in the sole discretion of such other Party.

11.2 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows:

If intended for Seller:	Pasquale Franchi
Franchi Management
182 West Central Street
Natick, MA 01760

With a copy to:	Randall F. Cooper, Esq.
Cooper Cargill Chant
2935 White Mountain Highway
North Conway, NH 03860
Telephone: (603) 356-5439
Facsimile: (603)356-7975

If intended for Purchaser:	WC Acquisition Corp.
Attn: Richard Deutsch or Stephen Mueller
17409 Hidden Valley Drive
Eureka, Missouri 63025
Facsimile: (636) 549-0064

With a copy to:	David L. Jones
Helfrey, Neiers & Jones, P.C.
120 South Central Avenue, Suite 1500
St. Louis, Missouri 63105
Telephone: (314) 725-9100
Facsimile: (314) 725-5754

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 P.M. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first Business Day thereafter.

11.3 Entire Agreement; Modification. This Agreement, together with the other documents, instruments and agreements heretofore or hereinafter entered into in connection with the transactions contemplated herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

11.4 Applicable Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW HAMPSHIRE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS. The Parties agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in the Courts of Carroll County, New Hampshire or the U.S. District Court for the District of New Hampshire and, accordingly, consent thereto.

11.5 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

11.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

11.7 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

11.8 Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

11.9 Confidentiality. Except as hereinafter provided, from and after the execution of this Agreement, Seller and Purchaser shall keep the Due Diligence Materials and the contents thereof confidential and shall not disclose the contents thereof except to their respective attorneys, accountant, engineers, surveyors, financiers, bankers and other parties necessary for the consummation of the contemplated transactions and except to the extent any such disclosure is necessary in connection with the enforcement of the right of a Party hereunder.

11.10 Remedies Cumulative. Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law, in equity or by statute.

11.11 Terminology. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms shall refer to this Agreement unless the context requires otherwise. Whenever the context so requires, the neuter gender includes the masculine and/or feminine gender, and the singular number includes the plural and vice versa.

11.12 Joint Preparation. This Agreement (and all exhibits thereto) is deemed to have been jointly prepared by the Parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.

11.13 Counterparts. This Agreement may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

11.14 Non-Assignable Agreement. Seller hereby covenants and agrees to use commercially reasonable efforts to obtain all necessary consents to the assignment of any of the Business Agreements, Warranties, Permits and Engineering Documents (for the purposes of this Section 11.15, the terms Business Agreements, Warranties, Permits and Engineering Documents shall include all agreements, documents and instruments included within such definitions, whether or not the same are assignable by Seller) as Purchaser and Seller shall mutually agree upon. If and to the extent that any of the Business Agreements, Warranties, Permits and Engineering Documents are not assignable without the consent or approval of a third party, and either (a) Purchaser does not request that Seller obtain such approval, or (b) Seller is unable to obtain such approval following Purchaser’s request that Seller obtain such consent or approval, then, in either of such cases, and subject to the Purchaser’s rights as hereinafter provided, Seller hereby agrees and acknowledges that it will, from and after Closing, own and hold such Business Agreements, Warranties, Permits and Engineering Documents as agent on behalf of and for the benefit of Purchaser, and Seller will from time to time execute such documents as Purchaser shall reasonably require to evidence that Seller own and hold such Business Agreements, Warranties, Permits and Engineering Documents as agent on behalf of and for the benefit of Purchaser. If Purchaser requests that Seller obtain any required third party consents for the assignment by Seller to Purchaser of any of the Business Agreements, Warranties, Permits and Engineering Documents, and Seller is unable to obtain such consent or approval, then Purchaser shall have the rights to determine that the Due Diligence Materials with respect to the Property in question are not acceptable to Purchaser, and to exercise Purchaser’s right under Section 6.2 hereof.

11.15 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY

MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER AGREEMENTS.

EXECUTED to be effective as of the Effective Date.

SELLER:

WILDCAT MOUNTAIN SKI AREA, INC.,
a New Hampshire corporation
By:	/s/ Pasquale Franchi
President

MEADOW GREEN-WILDCAT SKILIFT CORP.,
a New Hampshire corporation
By:	/s/ Pasquale Franchi
President

MEADOW GREEN — WILDCAT CORP.,
a New Hampshire corporation
By:	/s/ Pasquale Franchi
President

PURCHASER:

WC ACQUISITION CORP.,
a New Hampshire corporation
By:	/s/ Stephen J. Mueller
Stephen J. Mueller, Vice-President

SCHEDULES:

Schedule	Description
5.1(c)	Licenses and Permits
5.1(d)	Commission Statement
5.1(f)	Dealer Supply Agreement and Related Documents
5.1(g)	Insurance Policies
5.1(h)(1)	[Refers to Schedule 5.1(c)]
5.1(h)(2)	[Refers to Schedule 5.1(c)]
5.1(h)(3)	[Refers to Schedule 5.1(c)]
5.1(h)(4)	[Refers to Schedule 5.1(c)]
5.1(o)	Schedule of Vendors and Service Contracts
5.1(s)(i)	[None]
5.1(t)	Schedule of Employee Benefit Plans
5.1(u)	U.S. Forest Service Permit and Related Documents
5.1(v)	Intercompany Leases
5.1(x)	Fuel and Oil Reports; Groundwater Reports
5.1(z)	Financial Statements [Not Included]
5.1(cc)	Employment Agreement
5.1(dd)(i)	[None]
5.1(dd)(ii)	[None]
5.1(ee)	Water Agreement
5.1(ff)	Terms and Conditions of Franchi Family Passes
5.3(e)	Franchi Lifetime Pass Holders